Exhibit 19

Annex A

CANNABIS BIOSCIENCE INTERNATIONAL HOLDINGS, INC.

Insider Trading Policy

I.	Preliminary Statement

Any person who has knowledge of material nonpublic information may be considered an “Insider” for purposes of the federal securities laws. As an officer, director, or employee of Cannabis Bioscience International Holdings, Inc. (the “Company”), you may be in a position to profit financially from buying, selling or dealing in securities of the Company or another publicly traded company with which the Company has business dealings (a “Third Party”), or to disclose such information to a third party who does so. It is a violation of this policy and the federal securities laws for any officer, director or employee of the Company to (a) trade in securities of the Company or a Third Party while aware of “material nonpublic information” concerning the Company or the Third Party or (b) communicate, “tip” or disclose material nonpublic information to outsiders so that they may trade in securities of the Company based on that information.

To prevent the existence or appearance of improper insider trading or tipping, the Company has adopted this Insider Trading Policy (the “Policy”) for all of its directors, officers and employees and their family members, as well as for others who have access to information through business relationships with the Company.

The consequences of prohibited insider trading or tipping can be severe. Violation of this Policy by any officer or employee may result in disciplinary action by the Company up to and including immediate termination for cause. Moreover, persons violating insider trading or tipping rules may be required to:

●	Disgorge the profit made or the loss avoided by the trading, whether received by the insider or someone receiving a tip;

●	Pay significant civil penalties; and

●	Pay a criminal penalty and serve time in jail.

In addition to individual sanctions, the Company may also be required to pay civil or criminal penalties.

In the event that the Company has no audit committee, the term “Audit Committee” shall mean the Board of Directors.

II.	Scope

A.	Designated Persons

This Policy applies to all directors, officers and employees of the Company (“Insiders”) and their family members and any outsiders or consultants whom the Compliance Officer (as defined below) may designate as Insiders because they have access to material nonpublic information concerning the Company (collectively, “Designated Persons”).

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B.	Covered Transactions

The Policy applies to all transactions in the Company’s securities. For purposes of the Policy, the Company’s securities include its common stock, options to purchase or sell common stock and any other type of securities that the Company may issue or has issued, such as preferred stock, convertible debentures, warrants and exchange-traded options or other derivative securities and short sales (collectively, “Company Securities”). Transactions in Company Securities include not only market transactions, but also private sales of Company Securities, pledges of Company Securities to secure a loan or margin account and well as charitable donations of Company Securities.

C.	Delivery

This Policy will be delivered to all directors, officers and employees upon its adoption or at the start of their relationship with the Company and to Designated Persons when they are designated as such.

III.	Definition of “Material Information” and “Nonpublic”

A.	Material Information

“Material Information” is information about the Company that a reasonable investor would consider important in making an investment decision to buy or sell the Company’s Securities. If an investor would desire to buy or sell securities based in part on the information, the information would be considered material. Without limitation, Material Information is information that could reasonably be expected to affect the price of the Company’s Securities. While it is not possible to identify all information that would be deemed material, the following would be considered material:

●	Product or clinical developments;

●	Communications from and to government agencies;

●	Financial performance, especially quarterly and year-end earnings;

●	Significant changes in financial performance outlook or liquidity of the Company;

●	Company projections that significantly differ from external expectations;

●	Potential mergers and acquisitions or the sale of significant Company assets or subsidiaries;

●	New products or product candidates, contracts, orders, suppliers, customers or finance sources, or the loss thereof;

●	Potential acquisitions of additional product candidates or technologies;

●	Major discoveries or significant changes or developments in products or product lines, research or technologies;

●	Approvals or denials of requests for regulatory approval by government agencies of products, patents or trademarks;

●	Significant pricing changes;

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●	Stock splits, public or private securities/debt offerings or changes in Company dividend policies or amounts;

●	Significant changes in control or senior management;

●	Significant labor disputes or negotiations, including possible strikes;

●	Actual or potential exposure to major litigation or the resolution of such litigation;

●	Government investigations;

●	Imminent or potential changes in the Company’s credit rating;

●	Voluntary calls of debt or preferred stock of the Company;

●	The contents of forthcoming publications that may affect the market price of Company Securities;

●	Statements by stock market analysts regarding the Company and/or its securities;

●	Significant changes in sales volumes, market share, production scheduling, product pricing or mix of sales;

●	Significant changes in accounting treatment, write-offs or effective tax rate;

●	Impending bankruptcy or financial liquidity problems of the Company or one of its subsidiaries or significant business partners;

●	Gain or loss of a substantial customer or supplier;

●	Information on cybersecurity incidents experienced by the Company that have not yet been made public; Or

B.	Nonpublic Information

Information is considered “nonpublic” unless it has been widely disseminated to the public through filings with the U.S. Securities and Exchange Commission (the “SEC”), major newswire services, national news services and financial news services and there has been sufficient time for the market to digest that information. For purposes of this Policy, information is public after the close of trading on the second full business day after the Company’s public release of the information. Thus, no transaction should take place until the third business day following the public release of the Material Information.

IV.	Policy and Procedures

A.	Prohibited Activities

No Insider may trade in Company Securities while aware of material nonpublic information concerning the Company.

No Insider or Designated Person may trade in Company Securities during a blackout period for a quarter. The blackout period with respect to each quarter begins 15 calendar days before the due date (which date does not include any available extension periods) of the Company’s quarterly report on Form 10-Q or annual report on 10-K and ends on the earlier of (i) the beginning of the second business day following the filing of such report with the SEC or (ii) the public release of quarterly or annual financial information (either of clause (i) or (ii) being a “Release Date”).

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No Insider or Designated Person may trade in Company Securities when the Compliance Officer has determined that such trading should be suspended because Material Information has not been disclosed to the public (a “Special Blackout Period”). Upon receiving notice of a Special Blackout Period, such Insiders and Designated Persons may not trade in Company Securities during such suspension and may not disclose to others the existence of such Blackout Period. Insiders and Designated Persons may trade in Company Securities two full trading days after they have received notice from the Compliance Officer that the Special Blackout Period has terminated.

No Insider or Designated Person may trade in Company Securities outside a Window Period, as defined below. No Insider, employee or Designated Person may “tip” or disclose material nonpublic information concerning the

Company to any outside person, including family members, even if that person is required or expected to hold such “tip” in confidence, unless required as part of that Insider’s regular duties for the Company or authorized by the Audit Committee. In the case of inadvertent disclosure to an outside person, the Insider shall advise the Compliance Officer as soon as the inadvertent disclosure has been discovered. All inquiries regarding material nonpublic information about the Company shall be forwarded to the Compliance Officer.

No Insider, employee or Designated Person may give trading advice of any kind about the Company to any person, whether or not such Insider is aware of material nonpublic information about the Company.

No Insider, employee or Designated Person may trade in any interest or position relating to the future price of Company Securities, such as a put, call or short sale.

Without the prior approval of the Audit Committee, no Insider or Designated Person shall accept outside employment as a consultant, independent contractor or employee, where his duties involve disclosure of material nonpublic information about the Company.

Without the prior approval of the Audit Committee or the chief executive officer, no Insider shall respond to market rumors or otherwise make any public statements regarding the Company or its prospects.

B.	Window Periods

Provided that no other prohibitions on trading in Company Securities apply (including, without limitation, the Policy’s prohibition on trading while aware of material nonpublic information concerning the Company), Insiders and Designated Persons may trade in Company Securities only during a period that begins on the second trading day after a Release Date and ends after 20 full trading days, irrespective of whether Company Securities trade on a trading day (a “Window Period”). The Compliance Officer may, in his sole and absolution discretion, permit a specific trade outside a Window Period within a period and on terms prescribed by him.

V.	Exceptions to Application of Policy

A.	Rule 10b5-1 Plans

Under a properly established 10b5-1 plan with respect to securities (“10b5-1 Plan”), Insiders may complete transactions in Company Securities at any time, including during blackout periods, outside Window Periods or when the Insider possesses material nonpublic information.

Insiders who desire to implement a 10b5-1 Plan shall first obtain approval of the plan and any amendment thereof by the Compliance Officer. To be eligible for approval, the Compliance Officer shall be satisfied that 10b5-1 Plan complies with Rule 10b5-1 promulgated by the SEC under the Securities Exchange Act of 1934 and other applicable laws and regulations and that such approval is not contrary to the interests of the Company. The Insider shall provide the Compliance Officer written notice of any termination or modification of the 10b5-1 Plan.

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The Compliance Officer will maintain a copy of all 10b5-1 Plans.

VI.	Violations

Any Insider who violates this Policy or any federal or state law or any rule or regulation or a federal or state regulatory authority or a self-regulatory organization (an “SRO”) rule or law relating to insider trading or tipping or knows of any such violation by any other Insider, shall report the violation immediately to the Compliance Officer. Upon receipt of notice of a potential violation of this Policy, the Compliance Officer:

●	shall make inquiry either through the office of the Company’s counsel or with assistance of outside counsel, to determine whether a violation may have occurred;

●	shall report the potential violation of this Policy to the Audit Committee if the Compliance Officer concludes a violation occurred or if the Compliance Officer is unable to conclude that no violation occurred; and

●	upon determining that any such violation has occurred, in consultation with the Company’s Disclosure Committee and, where appropriate, the Audit Committee will determine whether the Company should release any material nonpublic information.

If the Compliance Officer or Audit Committee determines that a violation of the Policy occurred, he or it may discipline the Insider, including immediate termination. The Audit Committee may also report the violation to federal or state law enforcement agencies and/or applicable SRO.

VII.	Inquiries

Inquiries regarding any of the provisions or procedures of this Policy shall be made to the Compliance Officer.

VIII.	Compliance Officer

In the absence of the appointment by the Audit Committee of an Insider Trading Compliance Officer (the “Compliance Officer”), the chief executive officer shall serve as such.

In addition, the duties of the Compliance Officer shall include the following:

●	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;

●	Overseeing the training of officers, directors, employees and others on the requirements of this Policy;

●	Responding to all inquiries relating to this Policy and its procedures;

●	Designating and announcing special trading blackout periods during which all or specific Insiders may not trade in Company Securities;

●	Providing copies of this Policy and other appropriate materials to directors, officers, employees and such other persons whom the Compliance Officer determines may have access to material nonpublic information concerning the Company;

●	Administering, monitoring and enforcing compliance with all federal, state and SRO insider trading statutes, regulations and rules;

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●	Proposing recommendations for revisions to the Policy to the Audit Committee as necessary to reflect changes in insider trading laws, regulations or rules of any federal or state governmental body or SRO; and

●	Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading.

The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.

Trading in Company Securities by the Compliance Officer, when required, shall be approved by the Audit Committee.

X.       Amendment

This Policy may be amended at any time by the Audit Committee.

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